UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 24)

                              OLD STONE CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
                 CUMULATIVE VOTING CONVERTIBLE PREFERRED STOCK,
                       SERIES B, PAR VALUE $1.00 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                            680293107 (COMMON STOCK)
                           680293305 (PREFERRED STOCK)
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                             ROY J. KATZOVICZ, ESQ.
                       GOTHAM PARTNERS MANAGEMENT CO., LLC
                888 SEVENTH AVENUE, 29TH FLOOR NEW YORK, NY 10019
                                 (212) 286-0300
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                October 13, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 26 Pages

--------------------------                              ------------------------
CUSIP No. 680293107                  13D                Page 2 of 26 Pages
--------------------------                              ------------------------


=========== ====================================================================
    1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                     Manticore Properties, L.L.C.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) [X]
                                                                       (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

                     WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(D) OR 2(E)                                 [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------- -------- --------------------------------------------
                              7     SOLE VOTING POWER
  NUMBER OF
   SHARES                           1,407,144 Common Shares
BENEFICIALLY               -------- --------------------------------------------
  OWNED BY                    8     SHARED VOTING POWER
    EACH
  REPORTING                         0 Common Shares
   PERSON                  -------- --------------------------------------------
    WITH                      9     SOLE DISPOSITIVE POWER

                                    1,407,144 Common Shares
                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    0 Common Shares
-------------------------- -------- --------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,407,144 Common Shares
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)                                      [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     16.96%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (See Instructions)

                     OO
=========== ====================================================================

--------------------------                              ------------------------
CUSIP No. 680293107                  13D                Page 3 of 26 Pages
--------------------------                              ------------------------


=========== ====================================================================
    1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                     Manticore Properties, L.L.C.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) [X]
                                                                       (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

                     WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(D) OR 2(E)                                          [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
-------------------------- -------- --------------------------------------------
  NUMBER OF                   7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                        299,016 Preferred Shares
  OWNED BY                 -------- --------------------------------------------
    EACH                      8     SHARED VOTING POWER
  REPORTING
   PERSON                           0 Preferred Shares
    WITH                   -------- --------------------------------------------
                              9     SOLE DISPOSITIVE POWER

                                    299,016 Preferred Shares
                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    0 Preferred Shares
-------------------------- -------- --------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     299,016 Preferred Shares
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)                              [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     28.56%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (See Instructions)

                     OO
=========== ====================================================================

--------------------------                              ------------------------
CUSIP No. 680293107                  13D                Page 4 of 26 Pages
--------------------------                              ------------------------


=========== ====================================================================
    1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                     Manticore Properties II, L.P.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) [ ]
                                                                       (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

                     WC;OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(D) OR 2(E)                                          [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------- -------- --------------------------------------------
                              7     SOLE VOTING POWER
  NUMBER OF
   SHARES                           455,203 Common Shares
BENEFICIALLY               -------- --------------------------------------------
  OWNED BY                    8     SHARED VOTING POWER
    EACH
  REPORTING                         0 Common Shares
   PERSON                  -------- --------------------------------------------
    WITH                      9     SOLE DISPOSITIVE POWER

                                    455,203 Common Shares
                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    0 Common Shares
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     455,203 Common Shares
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)                                      [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     5.49%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (See Instructions)

                     PN
=========== ====================================================================

--------------------------                              ------------------------
CUSIP No. 680293107                  13D                Page 5 of 26 Pages
--------------------------                              ------------------------


=========== ====================================================================
    1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                     Manticore Properties II, L.P.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) [ ]
                                                                       (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

                     WC;OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(D) OR 2(E)                                          [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------- -------- --------------------------------------------
                              7     SOLE VOTING POWER
  NUMBER OF
   SHARES                           80,188 Preferred Shares
BENEFICIALLY               -------- --------------------------------------------
  OWNED BY                    8     SHARED VOTING POWER
    EACH
  REPORTING                         0 Preferred Shares
   PERSON                  -------- --------------------------------------------
    WITH                      9     SOLE DISPOSITIVE POWER

                                    80,188 Preferred Shares
                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    0 Preferred Shares
-------------------------- -------- --------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     80,188 Preferred Shares
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)                                      [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     7.66%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (See Instructions)

                     PN
=========== ====================================================================

--------------------------                              ------------------------
CUSIP No. 680293107                  13D                Page 6 of 26 Pages
--------------------------                              ------------------------


=========== ====================================================================
    1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                     Mantpro, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) [ ]
                                                                       (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

                     WC;OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(D) OR 2(E)                                          [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------- -------- --------------------------------------------
                              7     SOLE VOTING POWER
  NUMBER OF
   SHARES                           0 Common Shares
BENEFICIALLY               -------- --------------------------------------------
  OWNED BY                    8     SHARED VOTING POWER
    EACH
  REPORTING                         455,203 Common Shares
   PERSON                  -------- --------------------------------------------
    WITH                      9     SOLE DISPOSITIVE POWER

                                    0 Common Shares
                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    455,203 Common Shares
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     455,203 Common Shares
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)                                      [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     5.49%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (See Instructions)

                     OO
=========== ====================================================================

--------------------------                              ------------------------
CUSIP No. 680293107                  13D                Page 7 of 26 Pages
--------------------------                              ------------------------


=========== ====================================================================
    1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                     Mantpro, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) [ ]
                                                                       (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

                     WC;OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(D) OR 2(E)                                          [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------- -------- --------------------------------------------
                              7     SOLE VOTING POWER
  NUMBER OF
   SHARES                           0 Preferred Shares
BENEFICIALLY               -------- --------------------------------------------
  OWNED BY                    8     SHARED VOTING POWER
    EACH
  REPORTING                         80,188 Preferred Shares
   PERSON                  -------- --------------------------------------------
    WITH                      9     SOLE DISPOSITIVE POWER

                                    0 Preferred Shares
                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    80,188 Preferred Shares
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     80,188 Preferred Shares
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)                                      [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     7.66%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (See Instructions)

                     OO
=========== ====================================================================

--------------------------                              ------------------------
CUSIP No. 680293107                  13D                Page 8 of 26 Pages
--------------------------                              ------------------------


=========== ====================================================================
    1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                     Gotham Partners, L.P.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) [X]
                                                                       (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

                     WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(D) OR 2(E)                                          [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
-------------------------- -------- --------------------------------------------
                              7     SOLE VOTING POWER
  NUMBER OF
   SHARES                           564,338 Common Shares
BENEFICIALLY               -------- --------------------------------------------
  OWNED BY                    8     SHARED VOTING POWER
    EACH
  REPORTING                         1,407,144 Common Shares
   PERSON                  -------- --------------------------------------------
    WITH                      9     SOLE DISPOSITIVE POWER

                                    564,338 Common Shares
                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    1,407,144 Common Share
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,971,482 Common Shares
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)                                      [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     23.76%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (See Instructions)

                     PN
=========== ====================================================================

--------------------------                              ------------------------
CUSIP No. 680293107                  13D                Page 9 of 26 Pages
--------------------------                              ------------------------


=========== ====================================================================
    1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                     Gotham Partners, L.P.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) [X]
                                                                       (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

                     WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(D) OR 2(E)                                          [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
-------------------------- -------- --------------------------------------------
                              7     SOLE VOTING POWER
  NUMBER OF
   SHARES                           27,428 Preferred Shares
BENEFICIALLY               -------- --------------------------------------------
  OWNED BY                    8     SHARED VOTING POWER
    EACH
  REPORTING                         299,016 Preferred Shares
   PERSON                  -------- --------------------------------------------
    WITH                      9     SOLE DISPOSITIVE POWER

                                    27,428 Preferred Shares
                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    299,016 Preferred Shares
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     326,444 Preferred Shares
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)                                      [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     31.18%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (See Instructions)

                     PN
=========== ====================================================================

--------------------------                              ------------------------
CUSIP No. 680293107                  13D                Page 10 of 26 Pages
--------------------------                              ------------------------


=========== ====================================================================
    1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                     Gotham Partners III, L.P.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) [X]
                                                                       (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

                     WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(D) OR 2(E)                                          [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
-------------------------- -------- --------------------------------------------
                              7     SOLE VOTING POWER
  NUMBER OF
   SHARES                           56,278 Common Shares
BENEFICIALLY               -------- --------------------------------------------
  OWNED BY                    8     SHARED VOTING POWER
    EACH
  REPORTING                         1,407,144 Common Shares
   PERSON                  -------- --------------------------------------------
    WITH                      9     SOLE DISPOSITIVE POWER

                                    56,278 Common Shares
                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    1,407,144 Common Shares
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,463,422 Common Shares
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)                                      [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     17.64%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (See Instructions)

                     PN
=========== ====================================================================

--------------------------                              ------------------------
CUSIP No. 680293107                  13D                Page 11 of 26 Pages
--------------------------                              ------------------------


=========== ====================================================================
    1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                     Gotham Partners III, L.P.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) [X]
                                                                       (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

                     WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(D) OR 2(E)                                          [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
-------------------------- -------- --------------------------------------------
                              7     SOLE VOTING POWER
  NUMBER OF
   SHARES                           3,946 Preferred Shares
BENEFICIALLY               -------- --------------------------------------------
  OWNED BY                    8     SHARED VOTING POWER
    EACH
  REPORTING                         299,016 Preferred Shares
   PERSON                  -------- --------------------------------------------
    WITH                      9     SOLE DISPOSITIVE POWER

                                    3,946 Preferred Shares
                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    299,016 Preferred Shares
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     302,962 Preferred Shares
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)                                      [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     28.94%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (See Instructions)

                     PN
=========== ====================================================================

--------------------------                              ------------------------
CUSIP No. 680293107                  13D                Page 12 of 26 Pages
--------------------------                              ------------------------


=========== ====================================================================
    1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                      Gotham International Advisors, L.L.C.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) [X]
                                                                       (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

                     WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(D) OR 2(E)                                          [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------- -------- --------------------------------------------
                              7     SOLE VOTING POWER
  NUMBER OF
   SHARES                           724,661 Common Shares
BENEFICIALLY               -------- --------------------------------------------
  OWNED BY                    8     SHARED VOTING POWER
    EACH
  REPORTING                         0 Common Shares
   PERSON                  -------- --------------------------------------------
    WITH                      9     SOLE DISPOSITIVE POWER

                                    724,661 Common Shares
                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    0 Common Shares
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     724,661 Common Shares
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)                                      [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     8.73%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (See Instructions)

                     OO; IA
=========== ====================================================================

--------------------------                              ------------------------
CUSIP No. 680293107                  13D                Page 13 of 26 Pages
--------------------------                              ------------------------


=========== ====================================================================
    1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                      Gotham International Advisors, L.L.C.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) [X]
                                                                       (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

                     WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(D) OR 2(E)                                          [ ]
----------- --------------------------------------------------------------------
    6 CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------- -------- --------------------------------------------
                              7     SOLE VOTING POWER
  NUMBER OF
   SHARES                           167,915 Preferred Shares
BENEFICIALLY               -------- --------------------------------------------
  OWNED BY                    8     SHARED VOTING POWER
    EACH
  REPORTING                         0 Preferred Shares
   PERSON                  -------- --------------------------------------------
    WITH                      9     SOLE DISPOSITIVE POWER

                                    167,915 Preferred Shares
                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    0 Preferred Shares
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     167,915 Preferred Shares
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)                                      [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     16.04%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (See Instructions)

                     OO; IA
=========== ====================================================================

--------------------------                              ------------------------
CUSIP No. 680293107                  13D                Page 14 of 26 Pages
--------------------------                              ------------------------


=========== ====================================================================
    1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                     Gotham Holdings II, L.L.C.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) [X]
                                                                       (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions)

                     WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(D) OR 2(E)                                          [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------- -------- --------------------------------------------
                              7     SOLE VOTING POWER
  NUMBER OF
   SHARES                           0 Common Shares
BENEFICIALLY               -------- --------------------------------------------
  OWNED BY                    8     SHARED VOTING POWER
    EACH
  REPORTING                         1,407,144 Common Shares
   PERSON                  -------- --------------------------------------------
    WITH                      9     SOLE DISPOSITIVE POWER

                                    0 Common Shares
                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    1,407,144 Common Shares
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,407,144 Common Shares
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)                                      [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     16.96%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (See Instructions)

                     OO
=========== ====================================================================

--------------------------                              ------------------------
CUSIP No. 680293107                  13D                Page 15 of 26 Pages
--------------------------                              ------------------------


=========== ====================================================================
    1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                     Gotham Holdings II, L.L.C.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) [X]
                                                                       (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

                     WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(D) OR 2(E)                                          [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------- -------- --------------------------------------------
                              7     SOLE VOTING POWER
  NUMBER OF
   SHARES                           0 Preferred Shares
BENEFICIALLY               -------- --------------------------------------------
  OWNED BY                    8     SHARED VOTING POWER
    EACH
  REPORTING                         299,016 Preferred Shares
   PERSON                  -------- --------------------------------------------
    WITH                      9     SOLE DISPOSITIVE POWER

                                    0 Preferred Shares
                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    299,016 Preferred Shares
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     299,016 Preferred Shares
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)                                      [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     28.56%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (See Instructions)

                     OO
=========== ====================================================================

--------------------------                              ------------------------
CUSIP No. 680293107                  13D                Page 16 of 26 Pages
--------------------------                              ------------------------


=========== ====================================================================
    1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                     Gotham Holdings III, L.L.C.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) [X]
                                                                       (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

                     WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(D) OR 2(E)                                          [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------- -------- --------------------------------------------
                              7     SOLE VOTING POWER
  NUMBER OF
   SHARES                           0 Common Shares
BENEFICIALLY               -------- --------------------------------------------
  OWNED BY                    8     SHARED VOTING POWER
    EACH
  REPORTING                         0 Common Shares
   PERSON                  -------- --------------------------------------------
    WITH                      9     SOLE DISPOSITIVE POWER

                                    0 Common Shares
                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    0 Common Shares
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     0 Common Shares
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)                                      [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (See Instructions)

                     OO
=========== ====================================================================

--------------------------                              ------------------------
CUSIP No. 680293107                  13D                Page 17 of 26 Pages
--------------------------                              ------------------------


=========== ====================================================================
    1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                     Gotham Holdings III, L.L.C.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) [X]
                                                                       (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

                     WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(D) OR 2(E)                                          [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------- -------- --------------------------------------------
                              7     SOLE VOTING POWER
  NUMBER OF
   SHARES                           0 Preferred Shares
BENEFICIALLY               -------- --------------------------------------------
  OWNED BY                    8     SHARED VOTING POWER
    EACH
  REPORTING                         0 Preferred Shares
   PERSON                  -------- --------------------------------------------
    WITH                      9     SOLE DISPOSITIVE POWER

                                             0 Preferred Shares
                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    0 Preferred Shares
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     0 Preferred Shares
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)                                      [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (See Instructions)

                     OO
=========== ====================================================================

--------------------------                              ------------------------
CUSIP No. 680293107                  13D                Page 18 of 26 Pages
--------------------------                              ------------------------


=========== ====================================================================
    1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                     William A. Ackman
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) [X]
                                                                       (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

                     WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(D) OR 2(E)                                          [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
-------------------------- -------- --------------------------------------------
                              7     SOLE VOTING POWER
  NUMBER OF
   SHARES                           0 Common Shares
BENEFICIALLY               -------- --------------------------------------------
  OWNED BY                    8     SHARED VOTING POWER
    EACH
  REPORTING                         3,207,624 Common Shares
   PERSON                  -------- --------------------------------------------
    WITH                      9     SOLE DISPOSITIVE POWER

                                    0 Common Shares
                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    3,207,624 Common Shares
----------- --------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,207,624 Common Shares
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)                                      [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     38.66%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (See Instructions)

                     IN; HC
=========== ====================================================================

--------------------------                              ------------------------
CUSIP No. 680293107                  13D                Page 19 of 26 Pages
--------------------------                              ------------------------


=========== ====================================================================
    1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                     William A. Ackman
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) [X]
                                                                       (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

                     WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(D) OR 2(E)                                          [ ]
----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
-------------------------- -------- --------------------------------------------
                              7     SOLE VOTING POWER
  NUMBER OF
   SHARES                           0 Preferred Shares
BENEFICIALLY               -------- --------------------------------------------
  OWNED BY                    8     SHARED VOTING POWER
    EACH
  REPORTING                         578,493 Preferred Shares
   PERSON                  -------- --------------------------------------------
    WITH                      9     SOLE DISPOSITIVE POWER

                                    0 Preferred Shares
                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    578,493 Preferred Shares
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     578,493 Preferred Shares
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)                                      [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     55.26%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (See Instructions)

                     IN; HC
=========== ====================================================================

--------------------------                              ------------------------
CUSIP No. 680293107                  13D                Page 20 of 26 Pages
--------------------------                              ------------------------


=========== ====================================================================
    1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                     David P. Berkowitz
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) [X]
                                                                       (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

                     WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(D) OR 2(E)                                          [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
-------------------------- -------- --------------------------------------------
                              7     SOLE VOTING POWER
  NUMBER OF
   SHARES                           0 Common Shares
BENEFICIALLY               -------- --------------------------------------------
  OWNED BY                    8     SHARED VOTING POWER
    EACH
  REPORTING                         2,752,421 Common Shares
   PERSON                  -------- --------------------------------------------
    WITH                      9     SOLE DISPOSITIVE POWER

                                    0 Common Shares
                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    2,752,421 Common Shares
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     2,752,421 Common Shares
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)                                      [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     33.17%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (See Instructions)

                     IN; HC
=========== ====================================================================

--------------------------                              ------------------------
CUSIP No. 680293107                  13D                Page 21 of 26 Pages
--------------------------                              ------------------------


=========== ====================================================================
    1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                     David P. Berkowitz
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) [X]
                                                                       (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

                     WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(D) OR 2(E)                                          [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
-------------------------- -------- --------------------------------------------
                              7     SOLE VOTING POWER
  NUMBER OF
   SHARES                           0 Preferred Shares
BENEFICIALLY               -------- --------------------------------------------
  OWNED BY                    8     SHARED VOTING POWER
    EACH
  REPORTING                         498,305 Preferred Shares
   PERSON                  -------- --------------------------------------------
    WITH                      9     SOLE DISPOSITIVE POWER

                                    0 Preferred Shares
                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    498,305 Preferred Shares
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     498,305 Preferred Shares
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)                                      [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     47.60%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (See Instructions)

                     IN; HC
=========== ====================================================================

--------------------------                              ------------------------
CUSIP No. 680293107                  13D                Page 22 of 26 Pages
--------------------------                              ------------------------


     This Amendment No. 24 amends the Statement on Schedule 13D, as originally filed on December 24, 1997 (the "Prior Statement") as amended and restated by Amendment No. 20 previously filed on June 10, 2003, (the "Statement") by Gotham Partners, L.P., a New York limited partnership ("Gotham"), Gotham Partners II, L.P., a New York limited partnership ("Gotham II"), Gotham Partners III, L.P., a New York limited partnership ("Gotham III"), (together the "Funds"), Manticore Properties, LLC, a Delaware limited liability company ("Manticore"), Gotham International Advisors, L.L.C., a Delaware limited liability company ("Gotham Advisors"), Mantpro, LLC, a Delaware limited liability company ("Mantpro, LLC"), Manticore Properties II, L.P. (the "Purchaser"), Gotham Holdings II, L.L.C., a Delaware limited liability company ("Holdings II"), Gotham Holdings III, L.L.C., a Delaware limited liability company ("Holdings III"), Mr. William A. Ackman ("Ackman") and Mr. David Berkowitz ("Berkowitz") and relating to the beneficial ownership of shares of Common Stock, par value $1.00 per share (the "Common Shares") and shares of Cumulative Voting Convertible Preferred Stock, Series B, par value $1.00 per share (the "Preferred Shares" and together with the Common Shares, the "Shares") of Old Stone Corporation, a Rhode Island corporation (the "Company").

     This amended and restated Schedule 13D is being filed to disclose the disposition of 71,625 Common Shares and 18,184 Preferred Shares by Holdings III by way of distribution to its equity holders. Each of Holdings III and the other filing persons and/or entities of this Statement on Schedule 13D hereby disclaim beneficial ownership of such Shares. The numbered items set forth below corresponding to the numbered items previously set forth in the Statement are hereby amended and restated as follows:

     ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

     (a) Manticore beneficially owns 1,407,144 Common Shares or 16.96% of the outstanding Common Shares and 299,016 or 28.56% of the outstanding Preferred Shares. The sole power to vote or direct the voting of and the power to dispose or direct the disposition of, such Shares is held by Manticore.

     Manticore II beneficially owns 455,203 Common Shares or 5.49% of the outstanding Common Shares and 80,188 Preferred Shares or 7.66% of the outstanding Preferred Shares. The sole power to vote or direct the voting of and the power to dispose or direct the disposition of, such Shares is held by Manticore II.

     Set forth below for each of Gotham, Ackman, Berkowitz, Gotham III, Holdings II, and Mantpro, LLC are the beneficial ownership positions for each including, the sole and/or shared power to vote or direct the voting of and the power to dispose or direct the disposition of, the Shares.

     Gotham beneficially owns an aggregate of 1,971,482 or 23.76% of the outstanding Common Shares, of which (i) 564,338 Common Shares are directly owned by Gotham, and (ii) 1,407,144 Common Shares are indirectly owned by Gotham through Manticore. Gotham beneficially owns an aggregate of 326,444 or 31.18% of the outstanding Preferred Shares, of which (i) 27,428 Preferred Shares are directly owned by Gotham, and (ii) 299,016 Preferred Shares are indirectly owned by Gotham through Manticore. Gotham III beneficially owns an aggregate of 1,463,422 or 17.64% of the outstanding Common Shares, of which (i) 56,278 Common Shares are directly owned by Gotham III, and (ii) 1,407,144 Common Shares are indirectly owned by Gotham III through Manticore. Gotham III beneficially owns an aggregate of 302,962 or 28.94% of the outstanding Preferred Shares, of which
(i) 3,946 Preferred Shares are directly owned by Gotham III, and (ii) 299,016 Preferred Shares are indirectly owned by Gotham III through Manticore.

     Gotham Partners International, Ltd. ("Gotham International") owns 724,661 Common Shares or 8.73% of the outstanding Common Shares and 167,915 Preferred Shares or 16.04% of the outstanding

--------------------------                              ------------------------
CUSIP No. 680293107                  13D                Page 23 of 26 Pages
--------------------------                              ------------------------


Preferred Shares. The sole power to vote or direct the voting of and the power to dispose or direct the disposition of such Shares is held by Gotham Advisors.

     Holdings II beneficially owns an aggregate of 1,407,144 or 16.96% of the outstanding Common Shares, which are indirectly owned by Holdings II through Manticore. Holdings II beneficially owns an aggregate of 299,016 or 28.56% of the outstanding Preferred Shares, which are indirectly owned by Holdings II through Manticore.

     Mantpro, LLC indirectly through Manticore II, beneficially owns 455,203 Common Shares or 5.49% of the outstanding Common Shares and 80,188 Preferred Shares, or 7.66% of the outstanding Preferred Shares. The sole power to vote or direct the voting of and the power to dispose or direct the disposition of such Shares is held by Manticore II.

     Ackman beneficially owns an aggregate of 3,207,624 Common Shares or 38.66% of the outstanding Common Shares which are indirectly owned by Ackman through each of Manticore, Gotham, Gotham III, Gotham International, Holdings II, Mantpro, LLC and the Purchaser. Ackman beneficially owns an aggregate of 578,493 Preferred Shares or 55.26% of the outstanding Preferred Shares which are indirectly owned by Ackman through each of Manticore, Gotham, Gotham III, Gotham International, Holdings II, Mantpro, LLC and the Purchaser.

     Berkowitz beneficially owns an aggregate of 2,752,421 Common Shares or 33.17% of the outstanding Common Shares which are indirectly owned by Berkowitz through each of Manticore, Gotham, Gotham III, Gotham International, and Holdings II. Berkowitz beneficially owns an aggregate of 498,305 Preferred Shares or 47.60% of the outstanding Preferred Shares which are indirectly owned by Berkowitz through each of Manticore, Gotham, Gotham III, Gotham International, and Holdings II.

     The number of shares beneficially owned by each of the Reporting Persons, and the percentages of outstanding shares represented thereby, have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The ownership of the Reporting Persons is based on 8,297,046 outstanding Common Shares and 1,046,914 outstanding Preferred Shares of the Issuer as of July 18, 2002, as reported in the Issuer's Annual Report on Form 10-K for the period ended December 31, 2001.

     (b) Pursuant to the Investment Management Agreement, filed as Exhibit 1 to this Schedule 13D, Gotham Advisors currently has the power to vote and to dispose of all of the Common Stock beneficially owned by Gotham International.

     (c) None of the Reporting Persons has affected any transactions in the securities of the Company during the last sixty days, except as previously reported.

     (d) Not applicable.

     (e) Holdings III ceased to be a beneficial owner of Shares on October 13, 2006.

     ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

     Exhibit 1* Agreement, dated November 14, 1997, among Manticore Properties, LLC, Gotham Partners, L.P. and Gotham Partners II, L.P.
     Exhibit 2* Joint Filing Agreement, dated as of June 9, 2003

* Previously filed.

--------------------------                              ------------------------
CUSIP No. 680293107                  13D                Page 24 of 26 Pages
--------------------------                              ------------------------


     After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certify that the information set forth in this Restatement is true, complete and correct.

Date: October 13, 2006


                                        MANTICORE PROPERTIES, LLC

                                        By:  /s/ William A. Ackman
                                             -------------------------------
                                             Name:    William A. Ackman
                                             Title:   Managing Member

                                        MANTICORE PROPERTIES II, L.P.

                                        By:  Mantpro, LLC
                                             its General Partner

                                        By:  /s/ William A. Ackman
                                             -------------------------------
                                             Name:    William A. Ackman
                                             Title:   Managing Member


                                        MANTPRO, LLC

                                        By:  /s/ William A. Ackman
                                             -------------------------------
                                             Name:    William A. Ackman
                                             Title:   Managing Member


                                        GOTHAM PARTNERS, L.P.

                                        By:  Section H Partners, L.P.,
                                             its general partner
                                        By:  Karenina Corporation
                                             a general partner of Section H
                                             Partners, L.P.

                                        By:  /s/ William A. Ackman
                                             -------------------------------
                                             Name:    William A. Ackman
                                             Title:   President

--------------------------                              ------------------------
CUSIP No. 680293107                  13D                Page 25 of 26 Pages
--------------------------                              ------------------------


                                        GOTHAM PARTNERS III, L.P.

                                        By:  Section H Partners, L.P.,
                                             its general partner

                                        By:  Karenina Corporation
                                             a general partner of Section H
                                             Partners, L.P.

                                        By:  /s/ William A. Ackman
                                             -------------------------------
                                             Name:    William A. Ackman
                                             Title:   President


                                        GOTHAM INTERNATIONAL ADVISORS, L.L.C.

                                        By:  /s/ William A. Ackman
                                             -------------------------------
                                             Name:    William A. Ackman
                                             Title:   Senior Managing Member


                                        GOTHAM HOLDINGS II, L.L.C.

                                        By:  Gotham Holdings Management LLC,
                                             the Manager

                                        By:  /s/ William A. Ackman
                                             -------------------------------
                                             William A. Ackman
                                             Senior Managing Member


                                        GOTHAM HOLDINGS III, L.L.C.

                                        By:  Gotham Holdings Management LLC,
                                             the Manager

                                        By:  /s/ William A. Ackman
                                             -------------------------------
                                             William A. Ackman
                                             Senior Managing Member

--------------------------                              ------------------------
CUSIP No. 680293107                  13D                Page 26 of 26 Pages
--------------------------                              ------------------------


                                  EXHIBIT INDEX

Exhibit No.     Description

Exhibit 1*      Agreement, dated November 14, 1997,
                among Manticore Properties, LLC,
                Gotham Partners, L.P. and
                Gotham Partners II, L.P.

Exhibit 2*      Joint Filing Agreement, dated as of June 9, 2003

-----------------
* Previously filed.